DEBENTURE PURCHASE AGREEMENT entered into on the 4th day of December, 2002


BY AND AMONG:          STAKE TECHNOLOGY LTD., a corporation duly incorporated
                       according to law, herein acting and represented by Jeremy
                       N. Kendall, its Chairman and Chief Executive Officer, and
                       John Dietrich, its Vice-President and Treasurer,

                       (hereinafter referred to as the "Corporation")


AND: CLARIDGE ISRAEL LLC, a company duly formed according to law, herein acting and represented by Guy Lander, its Manager,

                       (hereinafter referred to as the "Purchaser")




          WHEREAS the Corporation desires to issue and sell to the Purchaser and the Purchaser, subject to the terms and conditions hereinafter set forth, desires to purchase an aggregate of Five Million Dollars (U.S. Funds) (U.S.$5,000,000) principal amount of debentures;

          WHEREAS, subject to the terms and conditions hereinafter set forth, the Purchaser desire to purchase the debentures.

          NOW, THEREFORE, THIS AGREEMENT WITNESSETH:


                                   Article 1
                                   ---------
                                 Interpretation

1.1 Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

        (a) "Additional Shares" means all Common Shares, Options or Convertible Securities issued by the Company, other than:

               (i) the Shares issuable upon conversion of Debentures or upon the exercise of the Warrants issued hereunder;

               (ii)   in connection with a Capital Reorganization;

               (iii)  Employee Shares,

               (iv) three million, nine hundred and seventy-four thousand, six hundred (3,974,600) shares issuable upon the exercise of currently outstanding warrants;


        (b) "Applicable Laws" means in respect of any Person, property, transaction or event, all applicable federal, provincial, state, local, municipal and regional laws, statutes, ordinances, rules, by-laws, policies, guidelines, treaties and all applicable regulations, guidelines, directives, standards, requirements, judgments, orders, decisions, rulings, permits, authorizations, injunctions, awards and decrees of any Governmental Authority and all applicable common laws and laws of equity;

        (c)    "Bank" means the Bank of Montreal and Harris Trust and Savings
               Bank;

        (d) "Business" means the business carried on by the Corporation on the date hereof;

        (e) "Business Day" means a day, other than Saturday or Sunday, on which Canadian chartered banks are open for the transaction of business in Toronto, Ontario;

        (f)    "Capital Reorganization" has the meaning ascribed thereto in section 4.5;

        (g) "Closing Date" means the closing date with respect to the sale or other disposition of a Property;

        (h) "Common Shares" means the shares of any class in the capital of the Corporation which shall not limit the holder thereof to a fixed sum or percentage in respect of dividends and in the distribution of assets upon the liquidation, dissolution or winding up of the Corporation;

        (i)    "Conversion Period" means the period commencing on the earlier of

               (i) fifteen (15) Business Days following a Closing Date unless a Repayment Notice is sent to the Debentureholders and the Sales Proceeds are applied in accordance therewith, and

               (ii)  December 1, 2003

               and terminating on the date of repayment in full of the Debentures (and, for greater certainty, shall not be curtailed by the transmission of a Repayment Notice or a Prepayment Notice);

        (j) "Conversion Price" means the price per Share at which the Debentures shall be convertible into Shares in accordance with the provisions hereof, such price being Three Dollars (U.S. Funds) (U.S.$3.00), subject to adjustment in accordance with the provisions of sections 4.5 and 4.6;

        (k)    "Conversion Right" has the meaning ascribed thereto in section
               4.1;

        (l) "Convertible Securities" means any evidences of indebtedness, preferred shares or other securities convertible into or exchangeable for Common Shares;

        (m) "Corporation's Auditors" means the independent firm of chartered accountants duly appointed as auditors of the Corporation;

        (n) "Debentureholders" means the Debentureholders of the Debentures from time to time;

        (o) "Debentureholders Resolution" means a written instrument or instruments in counterpart executed by holders of not less than sixty-six and two thirds percent (66-2/3rds %) of the principal amount of the outstanding Debentures;

        (p)    "Debentures" means the Debentures to be issued pursuant to section 2 hereof;

        (q)    "Default" means the occurrence of an Event of Default;

        (r) "Default Rate" means a fluctuating interest rate per annum equal to the Prime Rate plus four percent (4%) per annum. Each change in such fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate;

        (s) "Documents" means this agreement, the Registration Agreement Amendment and the Debentures and Warrants;

        (t) "Employee Shares" means options to subscribe for Common Shares under existing stock option plans or any similar plans hereafter adopted;

        (u) "Environmental Laws" shall mean all applicable federal, provincial, state, municipal, local and foreign laws and regulations, ordinance, code, guideline, policy, rule of civil or common law now or hereafter in effect of any governmental, judicial or administrative authority having jurisdiction and in each case as amended and any judicial or administrative order, consent, decree or judgment of any governmental, judicial or administrative authority having jurisdiction relating to pollution or protection of human health, Hazardous Materials or safety, the environment and natural resources (including, without limitation, ambient air, surface water, ground water, wetlands, land surface or sub-surface strata, wildlife, aquatic species, vegetation or sub-surface strata, emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, treatment, storage, disposal, transport or handling of Hazardous Materials and vegetation);

        (v)    "Event of Default" has the meaning set out in section 7.1;

        (w) "Financial Statements" means the audited consolidated financial statements for the annual periods ended December 31, 2000 and 2001 and the unaudited interim consolidated financial statements for the nine (9) months ended September 30, 2002;

        (x) "Financial Statements Date" means the date ten (10) Business Days following delivery by the Corporation to the Bank of the audited consolidated financial statements of the Corporation for the 2003 fiscal year;

        (y) "GAAP" means Canadian generally accepted accounting principles as adopted by the Canadian Institute of Chartered Accountants from time to time, consistently applied;

        (z) "Governmental Authority" means any government, parliament, legislature or commission or board of government, parliament or legislature, or any political subdivision thereof, or any quasi-governmental authority, or any court or, without limitation of the foregoing, any other law, regulation or rule-making entity, including, without limitation, any central bank, fiscal or monetary authority or authority regulating financial institutions, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing, including, without limitation, any arbitrator, or any other authority charged with the administration or enforcement of any Applicable Laws;

        (aa) "Hazardous Materials" means any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under any Environmental Laws, including any material or substance which is (i) defined as a "solid waste", "hazardous waste", "hazardous substance", "extremely hazardous waste", restricted hazardous waste", "pollutant", "hazardous constituent", "special waste", "toxic substance", "toxic waste", "dangerous waste" or other similar term or phrase under any Environmental Laws, and (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance;

        (bb) "Interest Period" means each three month period commencing on the first day of January, April, July and October of each year, provided that the first Interest Period shall commence on the date hereof and terminate on December 31, 2002;

        (cc)   "Licenses" has the meaning ascribed thereto in section 5.1(a);

        (dd) "Liens" means all mortgages, charges, assignments, hypothecs, pledges, security interests, liens, restrictions and other encumbrances and adverse claims of every nature and kind and howsoever arising;

        (ee) "Material Adverse Change" means a material adverse effect on: (i) the business, operations, management, property, financial condition or prospects of the Corporation and the Subsidiaries, taken as a whole; (ii) the ability of the Corporation or any Subsidiary to perform any of its obligations under any Document to which it is a party; or (iii) the validity or effectiveness as against, or the enforceability against, the Corporation or any Subsidiary of any Material Contract to which it is a party;

        (ff) "Material Authorization" means, with respect to any Person, any approval, permit, licence or similar authorization (including any trademark, trade name or patent) from, and any filing or registration with, any Governmental Authority required by such Person to own its undertaking and property or to carry on its business as currently carried on by it or as contemplated to be carried on by it in each jurisdiction in which it does so or is contemplated to do so, where the failure to have such approval, permit, licence, authorization, filing or registration would or could reasonably be expected to result in a Material Adverse Change in the Corporation or any Subsidiary;

        (gg) "Material Contract" means any agreement, instrument or other document to which the Corporation or any Subsidiary is a party or to which any of its undertaking or property may be subject: (i) which if breached, not performed, cancelled, terminated or not renewed, would or may reasonably be expected to result in a Material Adverse Change in the Corporation or any Subsidiary, or
               (ii) other than those agreements which are terminable without penalty on notice from the Corporation of thirty (30) days or less, those for the supply of materials intended for resale and which have been entered into in the ordinary course of business having a value, in each case, of less than Five Hundred Thousand Dollars ($500,000) and verbal employment agreements of indefinite duration;

        (hh) "Material Subsidiaries" means collectively International Materials & Supplies Inc.; Nordic Aseptic, Inc., Northern Food and Dairy, Inc., Stake Technology (U.S.A.) Inc., Stake Tech LP, Stake Technology LLC, SunRich, Inc., SunRich Food Group, Inc., Temisca, Inc., Virginia Materials, Inc., 1108176 Ontario Limited, 3060385 Nova Scotia Co. and 558497 Ontario Ltd. and "Material Subsidiary" means any of the foregoing. If and when acquired the following will also be "Material Subsidiaries" from the date of acquisition, Opta Food Ingredients, Inc., Simply Organic Inc. and 632100 B.C. Ltd.;

        (ii) "Maturity Date" means the earliest of (a) November 30, 2004, (b) a Repayment Date, or (c) such other date as the principal of the Debentures shall become payable in accordance with the provisions hereof;

        (jj) "Officers' Certificate" means a certificate signed by the Chairman of the Board and/or the President and one of the Vice-Presidents of the Corporation;

        (kk) "Ontario Properties" means the properties bearing civic numbers 2838 Highway #7, Norval Ontario, 407 Parkside Drive, Hamilton (formerly Town of Flamborough), Ontario and 70 Brant Street, Hamilton, Ontario, together with all buildings and appurtenances situate thereon;

        (ll) "Opta Property" means the property bearing civic number 25 Wiggins Avenue, Bedford, Massachusetts, together with all buildings and appurtenances situate thereon;

        (mm)   "Opta Documents" means the security documents contemplated in section 3.6 hereof with respect to the Opta Property, together with a legal opinion in form and content satisfactory to the Purchaser;

        (nn) "Options" means any rights, options or warrants to subscribe for, purchase or otherwise acquire either Shares or Convertible Securities;

        (oo) "Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or a foreign state or political subdivision thereof or any agency of such state or subdivision;

        (pp)   "Prepayment Notice" means a prepayment notice contemplated in section 3.4;

        (qq) "Prime Rate" means the rate of interest expressed as the annual rate announced by Bank of Montreal, as its prime rate from time to time for commercial loans denominated in Canadian currency made in Canada to commercial borrowers;

        (rr) "Property" means one of the Ontario Properties or the Opta Property, as the case may be;

        (ss) "Registration Agreement Amendment" means the agreement of even date between the Corporation and the Purchaser supplementing the registration agreement between the parties dated September 26, 2001;

        (tt) "Repayment Date" means the dated fixed by the Corporation for the repayment of the Sales Proceeds in the Repayment Notice, which date shall be not less than thirty (30) days nor more than sixty
               (60) days after the date of transmission of the Repayment Notice;

        (uu) "Repayment Notice" means a notice from the Corporation to the Debentureholders stipulating (i) that it will apply the full Sales Proceeds (save and except that in the event of the sale of the Opta Property, the Corporation shall be entitled to apply a minimum Two Million Dollar (U.S. Funds) (U.S.$2,000,000) cash amount or grant the Debentureholders a first security interest on such amount) in repayment of the Debentures on a pro rata basis among the Debentureholders, (ii) the amount thereof, and (iii) the Repayment Date (other than in the event that the Corporation grants a first security interest as contemplated in subparagraph
               (i) above);

        (vv) "Sales Proceeds" means the gross sales price of a Property, net of real estate commissions;

        (ww) "Securities Law Reports" means (i) the Form 10-K for the annual period ended December 31, 2001 and the Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2002 filed in accordance with U.S. Securities Laws and (ii) quarterly or annual financial statements and other information filed in accordance with Canadian Securities Laws;

        (xx) "Securities Laws" means the Federal, Provincial or state laws, regulations or policies of Canada and the United States or any other Governmental Authority having jurisdiction and the rules, regulations and policies of the TSX or NASDAQ on which the Shares are listed for trading;

        (yy) "Shares" means the Common Shares of the Corporation as currently constituted or, upon any subdivision or consolidation thereof, the shares resulting therefrom or, upon the occurrence of a Capital Reorganization, the shares and/or other securities and/or property substituted for the Shares or into which Shares are reclassified or changed;

        (zz) "Subsidiary" has the meaning given to that term in the Canada Business Corporations Act;

        (aaa) "2003 Budget" means the budget of the Corporation for its 2003 fiscal year, a copy of which has been delivered to the Bank and the Purchaser;

        (bbb) "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority having power to tax, together with penalties, fines, additions to tax and interest thereon;

        (ccc) "Underlying Securities" means the Common Shares issuable upon exercise of the Warrants or conversion of the Debentures;

        (ddd) "Warrantholders" means the Warrantholders of the Warrants from time to time;

        (eee) "Warrants" means the Warrants to be issued pursuant to Article 2 hereof.

1.2 Gender and Number. Words importing the singular number include the plural and vice versa and words importing gender include the neuter, feminine and masculine genders.

1.3 Headings. The division of a Debenture into Articles, Sections, subsections and clauses, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 Applicable Law. A Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.5 Business Day. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

1.6     Monetary Reference. Any reference in a Debenture to "Dollars",
"dollars" or "$" shall be deemed to be a reference to lawful money of the United States of America.

1.7 Invalidity of Provisions. Each of the provisions contained in a Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

1.8     Time of the Essence.  Time shall be of the essence hereof.

                                   Article 2
                                   ---------
                           Issuance of the Debentures

2.1 Issuance. On the date hereof, the Corporation shall issue to the Purchaser and the Purchaser shall purchase from the Corporation, (i) Five Million Dollars ($5,000,000.00) principal amount of Debentures, payable on the date hereof by certified cheque or wire transfer of immediately available funds. In addition, on the date hereof in conjunction with the issuance of the Debentures and without additional consideration, the Corporation will issue to the Purchaser a Share Purchase Warrant to purchase two hundred and fifty thousand (250,000) common shares at a price of Three Dollars and Twenty-Five Cents ($3.25) per share.

2.2 Form of Debenture. The Debentures shall be issued in the form set forth in the first schedule of this agreement with such additions, deletions and alterations as the parties may agree.

2.3 Form of Warrant. The Warrants shall be issued in the form set forth in the second schedule of this agreement with such additions, deletions and alterations as the parties may agree.

2.4 Exchange of Debentures. A Debenture may be exchanged for a similar Debenture in an equal aggregate amount but in any other denomination upon presentation and surrender thereof by the Debentureholders.

2.5 Lost or Defaced Debentures. If any Debenture is lost or defaced, the Corporation shall execute and deliver a replacement Debenture for the same series and denomination upon indemnification in an amount and subject to terms and conditions satisfactory to the Corporation.

2.6 Transfer of Debentures. The Corporation shall record transfers of Debentures made by the registered holder (or by his duly appointed attorney) by written instrument. No service charge shall be paid for any registration of transfer or exchange of the Debentures (or the conversion thereof pursuant to Article 4) and the Corporation shall pay any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debentures (or the conversion thereof pursuant to Article 4), excluding therefrom any income or analogous taxes upon the Debentureholders.

2.7 The provisions of sections 2.4, 2.5 and 2.6 shall apply mutatis mutandis with respect to the Warrants and the Warrantholders.


                                   Article 3
                                   ---------
                   Principal, Interest and Collateral Security

3.1 Principal. The Corporation shall pay to the Debentureholder the outstanding principal amount of the Debentures (unless such Debentures shall have been converted in accordance with the provisions hereof) together with all accrued and unpaid interest thereon on the Maturity Date on presentation and surrender of the Debenture. In the event of a Repayment Notice, the Corporation shall pay to the Debentureholders, on a pro rata basis, the Sales Proceeds on the Repayment Date. In such event, the principal amount and accrued interest on the Debentures shall be adjusted accordingly.

3.2 Interest. Subject to deduction for any applicable Canadian withholding tax, interest shall be payable on the principal amount of each Debenture, together with accrued and unpaid interest for any prior Interest Period on the last Business Day of each Interest Period from the date hereof at the rate of five and one-half percent (5.5%) per annum from the date hereof until the Maturity Date and from the Maturity Date if not paid thereon at a rate equal to the Default Rate.

3.3 Place of Payment. The Corporation shall make all principal and interest payments pursuant to the Debentures to the Debentureholders at such place or places as the Debentureholders may individually advise the Corporation. The Shares issuable to the Debentureholders pursuant to the conversion of the Debentures shall also be delivered to the Debentureholders as aforesaid.

3.4 Right of Prepayment. The Corporation may prepay the Debentures, in whole or in part, at any time upon fifteen (15) Business Days prior written notice. In the event that the date fixed for prepayment occurs during the Conversion Period, the Debentureholders may exercise the Conversion Right at any time prior to the repayment on the date fixed for prepayment.

3.5 Mandatory Prepayment. In the event that the Closing Date precedes the Financial Statements Date and in the event that the Bank consents to the transmission of the Repayment Notice, the Corporation shall, within the ten (10) Business Days next following obtention of the Bank's consent, transmit a Repayment Notice to the Debentureholders and shall apply the Sales Proceeds (other than such portion of the Sales Proceeds relating to the Opta Property the immediate repayment of which is waived at such time by Debentureholders Resolution transmitted at least ten (10) days prior to the Repayment Date) to the repayment of the Debentures on the Repayment Date.

         In the event that the Closing Date is subsequent to the Financial Statements Date and the Corporation's financial results meet the 2003 Budget in the opinion of the Bank (or in the event that the Bank otherwise consents to the application of the Sales Proceeds to the repayment of the Debentures), the Corporation shall, within the ten (10) Business Days next following the Closing Date, transmit a Repayment Notice to the Debentureholders and shall apply the Sales Proceeds to the repayment of the Debentures on the Repayment Date.

3.6 Collateral Security. The obligations of the Corporation hereunder shall be secured by (a) a mortgage on the Ontario Properties in the form set forth in the third schedule of this agreement, and (b) a mortgage over the Opta Property by Opta Food Ingredients, Inc., together with such other documents from Opta Food Ingredients, Inc as may be required to give a valid and enforceable mortgage over the Opta Property, in each case with such additions, deletions and alterations as the parties may agree.

3.7 Cancellation of Matured Debentures. All matured Debentures after payment or conversion shall be cancelled by the Corporation and no Debentures shall be issued in substitution therefor.

                                   Article 4
                                   ---------
                                   Conversion

4.1 Conversion at the Option of the Debentureholders. A Debentureholder may elect at any time or from time to time, at the Debentureholder's option, during the Conversion Period or in the circumstances set forth in section 7.3, to convert a Debenture or any portion of the then outstanding principal and all accrued and unpaid interest of a Debenture into fully paid and non-assessable Shares at the Conversion Price (the "Conversion Right").

4.2 Conversion Procedure. Upon the exercise of its Conversion Right, the Debentureholder shall surrender the Debenture, together with the conversion form attached thereto, duly executed (the "Conversion Notice"), to the Corporation at its address set forth under section 8.1 or at such other place as the Corporation may advise the Debentureholder in writing. Conversion shall be deemed to have been effected on the date (the "Conversion Date") on which the Conversion Notice is actually received by the Corporation. Within the next five
(5) Business Days, the Corporation shall issue and deliver to the
Debentureholder:

        (a) a certificate or certificates representing the number of Common Shares (and/or other Shares, as the case may be) purchased upon exercise of the Conversion Right, rounded down to the nearest whole number, registered in the name of the Debentureholder or otherwise as directed in the Conversion Notice; and

        (b) cash for any fractional shares in an amount equal to the product of (x) the Conversion Price per Share and (y) any fraction of a Share remaining after conversion pursuant to section 4.2((a); and

        (c) in the event of any partial conversion of a Debenture, a new Debenture in identical form, the principal amount of which shall be equal to the amount of principal and accrued and unpaid interest owing under a Debenture which was not converted under this Article 4 hereof.

        The Debentureholder shall be deemed to have become a beneficial shareholder and shareholder of record of Common Shares (and/or other Shares, as the case may be) on the date that conversion is deemed to have been effected pursuant to this Article 4.

4.3 Reservation and Issuance of Shares. The Corporation shall, prior to issuance of any Shares hereunder, and from time to time as may be necessary (and within the five [5] Business Days next following an adjustment pursuant to this
Article 4), reserve out of its authorized but unissued Shares a sufficient number of Shares to permit the conversion of all Debentures into Shares. The Corporation covenants that all securities, including any shares into which the Shares may be converted, that may be issued upon exercise of the Conversion Right will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from pre-emptive rights, adverse claims and all taxes, liens and charges caused or created by the Corporation with respect to the issuance thereof.

        The Corporation will use its best efforts to cause prompt compliance with all applicable securities laws regulating the offer and delivery of Shares upon conversion of the Debenture, if any.

4.4 Cash Distributions. In case the Corporation shall pay or make a dividend or other distribution on its Shares exclusively in cash subsequent to the date hereof and prior to the Conversion Period, adequate provision shall be made so that the Debentureholder shall have the right to receive upon conversion the amount of cash it would have received had it exercised its Conversion Right immediately prior to the record date for such dividend or distribution.

4.5 Adjustment for Capital Reorganization. If at any time after the date hereof and prior to the Conversion Date, there is (i) a payment of a stock dividend or other distribution of securities of the Corporation to holders of the Corporation's Shares (and/or other Common Shares, as the case may be), or
(ii) a subdivision, consolidation, split or other reclassification of the Shares (and/or other Common Shares, as the case may be) at any time outstanding, or
(iii) a change of the Shares (and/or other Common Shares, as the case may be) into other shares or into other securities, whether of the Corporation or of another body corporate, or (iv) a consolidation, amalgamation or merger of the Corporation with or into any other Person (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Shares [and/or other Common Shares, as the case may be] or a change of the Shares [and/or other Common Shares, as the case may be] into other shares), or (v) a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Person in which the Shareholders of the Corporation are entitled to receive shares, other securities or other property, or (vi) any other capital reorganization, (any of such events being called a "Capital Reorganization"), the Debentureholder who exercises the Conversion Right after the effective date of such Capital Reorganization will be entitled to receive, in lieu of the number of Shares (and/or other Common Shares, as the case may be) to which the Debentureholder was previously entitled upon such conversion, the aggregate number of shares, other securities or other property which the Debentureholder would have been entitled to receive as a result of such Capital Reorganization if the Conversion Right had been exercised immediately prior to the Capital Reorganization.

        The Corporation will take all steps necessary to ensure that, on a Capital Reorganization, the Debentureholder will, if it exercises its Conversion Right hereto, receive the aggregate number of Shares, other securities or other property to which it is entitled as a result of the Capital Reorganization. Appropriate adjustments will be made in the application of the provisions set forth in this Article 4 with respect to the rights of the Debentureholder under a Debenture after such Capital Reorganization such that the provisions set forth in this Article 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Debenture) shall be applicable after that event as nearly equivalently as may be practicable.

4.6 Adjustment for Diluting Issues. In the event that the Corporation shall issue Additional Shares without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue (the "Effective Conversion Price"), then the Effective Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Effective Conversion Price by a fraction, the numerator of which shall be the number of Shares outstanding immediately prior to such issue plus the number of Shares which the aggregate consideration received by the Corporation for the total number of Additional Shares so issued would purchase at the Effective Conversion Price, and the denominator of which shall be the number of Shares outstanding immediately prior to such issue plus the number of such Additional Shares so issued. For all purposes of this section 4.6, all Shares issuable upon the exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding and have been issued at the lowest applicable exercise of conversion price of such options or convertible securities. To the extent that any Options (or the conversion or exercise right for any Convertible Securities) are not exercised prior to the expiration thereof, the Conversion Price shall be readjusted appropriately.

        In determining whether any Additional Shares are issued for less than the Effective Conversion Price, and in determining the aggregate offering consideration received for such Additional Shares, there shall be taken into account the fair market value of any consideration received by the Corporation for such Additional Shares (the fair market value of any such non-cash consideration to be determined in good faith by the board of directors of the Corporation).

        The maximum cumulative reduction of the Conversion Price pursuant to this section 4.6 shall be fifteen percent (15%).

4.7 Notice as to Adjustment. The Corporation shall from time to time, within the ten (10) Business Days following the occurrence of any event which requires an adjustment or readjustment as provided in sections 4.5 or 4.6, deliver a notice in writing (an "Adjustment Notice") to the Debentureholders specifying the nature of the event requiring the same, the amount of the adjustment or readjustment and the new Conversion Price, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        Within the fifteen (15) Business Days next following receipt of an Adjustment Notice, a Debentureholder may notify the Corporation and the Corporation's Auditors in writing that it disputes the contents of the Adjustment Notice. In the event that the parties are unable to resolve such dispute, the subject matter will be conclusively determined by a firm of chartered accountants (other than the Corporation's Auditors) as may be selected by a majority in interest of the Debentureholders and the Corporation. Such chartered accountants will be given access to all necessary records of the Corporation and will deliver a notice to the Corporation and the Debentureholders setting forth their determination and the definitive adjustment or readjustment.


                                   Article 5
                                   ---------
                         Representations and Warranties

5.1 In order to induce the Purchaser to enter into the present agreement and to purchase the Debentures, the Corporation represents and warrants as follows:

        (a) the Corporation and each Material Subsidiary has been duly organized and is validly existing under the laws of its jurisdiction of incorporation. The Corporation has all requisite power and authority to carry out its obligations under each of the Documents. The Corporation and the Material Subsidiaries have the full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (collectively the "Licenses") necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and to own its property and none of the business operations of the Corporation or any Material Subsidiary are presently being conducted in a manner that violates in any respect any of the terms or conditions under which any License was granted and there has not been any claim by any jurisdiction to the effect that the Corporation or any Material Subsidiary is required to qualify or otherwise be authorized to do business therein;

        (b) except for the Material Subsidiaries, the Corporation has no Subsidiaries and has no investment or proposed investment in any person which is or would be material to the business and affairs of the Corporation;

        (c) the Corporation is a reporting company under the Securities Laws and is not in default of any requirement thereof, is in compliance with its timely disclosure obligations thereunder and there are no outstanding reports filed under the Securities Laws on a confidential basis;

        (d) the Underlying Securities upon full payment for the Warrants or exercise of the Conversion Right, have been or shall be, as the case may be, validly created, authorized and issued as fully paid and non-assessable securities in the capital of the Corporation. All necessary corporate action has been taken by the Corporation to allot and authorize the issuance of the Underlying Securities;

        (e) all consents, approvals, permits, authorizations or filings as may be required under applicable securities laws or otherwise necessary for the execution and delivery of, and the performance by the Corporation of its obligations under the Documents and the transactions contemplated hereby have been made or obtained, as applicable;

        (f) the Corporation has all requisite power and authority to execute and deliver the Documents and to consummate the transactions contemplated therein. All acts and other proceedings required to be taken by the Corporation to authorize the execution, delivery and performance of the Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. Each of the Documents has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

        (g) there has not been filed any petition or application, or any proceeding commenced which has not been discharged, by or against the Corporation or any Material Subsidiary with respect to any assets of the Corporation or any Material Subsidiary under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by the Corporation or any Material Subsidiary for the benefit of creditors;

        (h) none of the execution and delivery of the Documents, the performance by the Corporation of its obligations thereunder and the consummation of the transactions contemplated by the Documents, including the issuance and delivery of the Underlying Securities, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Corporation and including, without limitation, applicable Securities Laws; (B) the constating documents, by-laws or resolutions of the directors and shareholders of the Corporation which are in full force and effect at and as of the date hereof; (C) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation is a party or by which it is bound; or (D) any judgement, decree or order binding the Corporation or, the property or assets of the Corporation in each case which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation or its assets;

        (i) the authorized capital of the Corporation consists of an unlimited number of Shares of which forty-one million, nine hundred and eighty-two thousand, five hundred and eighteen (41,982,518) Shares are issued and outstanding as fully paid and non-assessable as at the date hereof and an unlimited number of special shares, none of which have been issued or are outstanding. Except for the conversion, exercise or exchange rights that attach to the Debentures, Warrants, or to warrants, options and convertible securities listed on the Disclosure Schedule made as part hereof and attached hereto (the "Disclosure Schedule"), there exist no rights to purchase or otherwise acquire any securities of the Corporation;

        (j) there has not occurred any Material Adverse Change with respect to the Corporation or any of its Subsidiaries which is or would be material to the Corporation on a consolidated basis;

        (k) the Securities Law Reports were, on the dates of their respective filings, in compliance in all material respects with the requirements of their respective report forms and the Securities Laws and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There have not been any Material Adverse Changes to the assets, liabilities, financial position or business of the Corporation or any of its Material Subsidiaries since the filing of the Securities Law Reports and no transaction has been entered into by the Corporation or any Material Subsidiary which is or may be material to the Corporation on a consolidated basis;

        (l) the Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the assets, liabilities, retained earnings, profit and loss, financial condition and results of operations of the Corporation for the periods then ended;

        (m) the Corporation and each Material Subsidiary is in good standing and entitled to all benefits under all contracts to which it is a party and is not dependent upon the guarantee of or any security provided by a third party. The Corporation and each Material Subsidiary is not knowingly in breach or default of any material obligations under any Material Contract. There is no breach or default of or under any agreement that has resulted or could result in the breach of any other agreement, deed or instrument to which the Corporation or any Material Subsidiary is a party or by which any of their property is bound. There exist no state of facts which, after notice or lapse of time, or both, would constitute a default or breach by the Corporation (or any Material Subsidiary) of any Material Contracts to which it is a party;

        (n) the Corporation or one of its Material Subsidiaries is the sole registered and beneficial owner of all issued and outstanding securities of each Material Subsidiary (except for certain Class "H" Shares of Temisca, Inc. pledged to its creditors and the Class A and B preferred shares of 1108176 Ontario Limited which are owned by Peter Barnes) and no holder of outstanding shares in the capital of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any of the Common Shares or other securities of the Corporation and, except as set forth on the Disclosure Schedule or contemplated by the present agreement, no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Corporation or any of its Material Subsidiaries are outstanding or are contemplated;

        (o) the Corporation and each of its Material Subsidiaries has conducted and is conducting its business in compliance with all Applicable Laws of each jurisdiction in which such business is carried on, except where the failure to do so would not have an adverse material effect on the Corporation or any Material Subsidiary. Neither the Corporation nor any of its Material Subsidiaries has received any notice or other communication with respect to a possible violation or contravention of Applicable Laws;

        (p) the business of the Corporation and each of its Material Subsidiaries has been and is in compliance with all applicable Environmental Laws except where such non-compliance would not have an adverse material effect on the Corporation or any Material Subsidiary; neither the Corporation nor any of its Subsidiaries has used or permitted to be used, except in compliance with all Environmental Laws, any of its properties or facilities or any property or facility which it previously owned or leased, to generate, manufacture each and every element, compound, chemical mixture, contaminant, pollutant, material waste and other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law to which the Corporation or its Subsidiaries is subject or release of which is prohibited under any such Environmental Law ("Hazardous Materials"), process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Materials and neither the Corporation nor any of its Subsidiaries has caused or permitted, nor has there been any release, of any Hazardous Materials on, in, around, from or in connection with any of its properties or assets or their use, or any property or facility which it previously owned or leased, or any such releases on or from a facility owned or operated by any third party but with respect to which the Corporation or one of its Subsidiaries is or may reasonably be alleged to have liability. All Hazardous Materials and all other wastes and other materials and substances used in whole or in part by the Corporation or its Subsidiaries have been disposed of, treated and stored by the Corporation and its Subsidiaries in compliance with all Environmental Laws; neither the Corporation nor any of its Subsidiaries has received any notice of, nor been prosecuted for, non-compliance with any Environmental Laws, and neither the Corporation nor any of its Subsidiaries has settled any allegation of non-compliance prior to prosecution; and there are no notices, orders or directions relating to environmental matters requiring, or notifying the Corporation or one of its Subsidiaries that it is or may be responsible for, any contaminant, clean-up, remediation or corrective action, or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the business or any property of the Corporation and its Subsidiaries;

        (q) the Corporation is a "qualifying issuer", as such term is defined in section 1.1 of the Multilateral Instrument 45-102-Resale of Securities";

        (r) except as specifically disclosed in the Securities Law Reports, no legal or governmental proceedings are pending by any Governmental Authority to which the Corporation or any of its Material Subsidiaries is a party or to which the property of the Corporation or any of its Material Subsidiaries is subject that would result individually or in the aggregate in any Material Adverse Change in the operation, business or condition of the Corporation or any Material Subsidiary and, to the best of its knowledge, information and belief, no such proceedings have been threatened against or are contemplated with respect to the Corporation, a Material Subsidiary or any of its or their property;

        (s) the Corporation and each of its Material Subsidiaries has timely filed all necessary tax returns and notices and has paid or made provision for all applicable taxes of whatsoever nature for all tax years to the date hereof to the extent such taxes have become due or have been alleged to be due except where the failure to file such tax returns and notices would not have an adverse material effect on the Corporation or any Material Subsidiary and the Corporation is not aware of any material tax deficiencies or material interest or penalties accrued or accruing, or alleged to be accrued or accruing thereon which have not otherwise been provided for by the Corporation and its Subsidiaries;

        (t) the Corporation and its Material Subsidiaries possess all Material Authorizations necessary or appropriate to conduct the business operated by them and neither the Corporation nor any Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, permit or licence which, by itself or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have an adverse material effect on the conduct of the business, operations, financial condition or income of the Corporation taken as a whole;

        (u) to the best of the Corporation's knowledge, information and belief, none of the directors or officers of the Corporation or any of its Subsidiaries is or has ever been subject to prior regulatory, criminal or bankruptcy proceedings in Canada or elsewhere during the past five (5) years;

        (v) the Corporation and Subsidiaries have all proprietary rights provided in law to all patents, trademarks, service marks, trade names, copyrights, industrial designs, software, firmware, trade secrets, know-how, show-how, concepts, information and other intellectual and industrial property (collectively, "Intellectual Property") necessary to permit them to conduct their business, except where the failure to do so would not have an adverse material effect. Neither the Corporation nor any of its Subsidiaries have interfered with or infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and the Corporation and the Subsidiaries have not received any complaint, claim, demand or notice alleging any such interference, misappropriation or violation;

        (w) the Corporation or one of its Subsidiaries is the exclusive owner of or possesses adequate enforceable rights to use the Intellectual Property free and clear of any encumbrances which would have an adverse material effect on the Corporation or a Subsidiary, and has no knowledge of any claim of adverse ownership in respect thereof;

        (x) neither the Corporation nor any Subsidiary is aware of a claim of any infringement or breach by the Corporation or any of its Subsidiaries of any industrial or intellectual property rights of any other person, nor has the Corporation or any of its Subsidiaries received any notice, nor is the Corporation (or any Subsidiary) otherwise aware, that the use of the business names, trademarks, servicemarks, copyrights and other industrial or intellectual property of the Corporation or any of its Subsidiaries infringes upon or breaches any industrial or intellectual property rights of any other person and neither the Corporation nor any Subsidiary has any knowledge of any infringement or violation of any of the rights of the Corporation in such intellectual and industrial property and is not aware of any state of facts that casts doubt on the validity or enforceability of any such intellectual or industrial property rights;

        (y) no royalty or other fee is required to be paid by the Corporation or any Subsidiary to any other Person (as defined by applicable Securities Laws) in respect of the Intellectual Property and there are no restrictions on the ability of the Corporation to exploit or assign all rights in the Intellectual Property;

        (z) there are no claims against the Corporation or any Subsidiary in connection with product warranties or the product or sale of defective or inferior products. Neither the Corporation nor any Subsidiaries have during the past five (5) years, made or participated in any recall of products from their customers, whether on a voluntary basis or pursuant to a notice or request received from any Governmental Authority. Neither the Corporation nor any Subsidiaries have received any notice from any Governmental Authority during the past five (5) years alleging any violation or possible violation of any Applicable Laws or referring, directly or indirectly, to the possible potential recall of any products;

        (aa) except as specifically disclosed in the Securities Law Reports, there is presently no material plan in place for retirement bonus, pension benefits, unemployment benefits, deferred compensation, severance or termination pay, insurance, sick leave, disability, salary continuation, legal benefits, vacation or other employee incentives or compensation that is contributed to or required to be contributed to, by the Corporation for the benefit of any current or former director, senior officer, or consultant of the Corporation;

        (bb) except as specifically disclosed in the Securities Law Reports, neither the Corporation nor any of its Subsidiaries owes any money to, nor has the Corporation or any of its Subsidiaries any present loans to, or borrowed any monies from, is or otherwise indebted to any officer, director, employee, shareholder or any person not dealing at "arm's length" (as such term is defined in the Income Tax

             Act (Canada)) with the Corporation except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation;

        (cc) except as specifically disclosed in the Securities Law Reports or as set forth on the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries is a party to any contract, agreement or understanding except in the normal course of business with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation;

        (dd) except as specifically disclosed in the Securities Law Reports, to the best of the Corporation's knowledge, information and belief, no present or former officer, director or shareholder of the Corporation or any of its Subsidiaries has any cause of action, or other claim whatsoever, against, or owes any amount to, the Corporation or any of its Subsidiaries except for any liabilities reflected in the Securities Law Reports and claims in the ordinary and normal course of the business such as for accrued vacation pay and accrued benefits under any employee plans;

        (ee) all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Corporation and each Subsidiary;

        (ff) there has not been and there is not currently any material disagreement or other difficulty with any of the employees of the Corporation or any of its Subsidiaries which is adversely affecting or could reasonably adversely affect, in a material manner, the carrying on of the business of the Corporation or any of its Subsidiaries;

        (gg) to the best of the Corporation's knowledge, information and belief, the Corporation and each Material Subsidiary is in compliance with the provisions of applicable worker's compensation, applicable employee health and safety, training and similar legislation in each jurisdiction where it carries on business;

        (hh) no property or asset of the Corporation or any of its Subsidiaries has been taken or expropriated by any federal, state, provincial, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Corporation aware of any intent or proposal to give any such notice or commence any such proceeding;

        (ii) with respect to each premises which is material to the Corporation or any Material Subsidiary and which the Corporation or any of its Subsidiaries occupies (the "Material Premises"), the Corporation or any of its Subsidiaries either owns such Material Premises or has the exclusive right to occupy and use the Material Premises;

        (jj) the Corporation or a Subsidiary owns each of the assets shown or reflected on the Financial Statements or otherwise on the books of the Corporation or a Subsidiary (except only those assets which have been disposed of in the ordinary course of business since the dates thereof) and all other assets acquired since the dates thereof with good and marketable title, free and clear of all Liens, other than as set forth therein. Neither the Corporation nor any Subsidiary has received in respect of its assets or any of them any notice of conflict with the asserted rights of any other party. The Corporation and the Subsidiaries own or lease all of the assets necessary for or that are used by them in the conduct of the Business;

        (kk) each of the leases pursuant to which the Corporation or any of its Subsidiaries occupies any Material Premises is in good standing and in full force and effect, and none of the Corporation or any of its Subsidiaries (as the case may be) or, to the best of the knowledge, information and belief of the Corporation, any other party thereto, is in breach of any material covenants, conditions or obligations contained therein; and

        (ll) the Corporation has not incurred any obligation or liability for broker's or finder's fees or other payment with respect to the transactions contemplated in the Documents.

                                   Article 6
                                   ---------
                                   Covenants

6.1 Affirmative Covenants. So long as any Debentures are outstanding or the Corporation has any obligations hereunder, the Corporation covenants and agrees that:

        (a) Punctual Payment. The Corporation shall pay all principal and interest and other amounts payable by it hereunder at the times and places and in the manner provided herein;

        (b) Conduct of Business. The Corporation shall, and shall cause each Subsidiary (other than vertical amalgamations or mergers among wholly-owned subsidiaries or between a Subsidiary and the Corporation) to, maintain its existence, power and capacity and carry on its business in a commercially reasonable manner so as to preserve and protect its undertaking and property and the revenues to be earned therefrom;

        (c) Material Authorizations. The Corporation shall, and shall cause the Subsidiaries to, preserve and keep all Material Authorizations in full force and effect;

        (d) Compliance with Applicable Laws and Material Obligations. The Corporation shall, and shall cause all Subsidiaries to, comply with
             (i) all Applicable Laws, (ii) all Documents and all Opta Documents, and (iii) all Material Contracts and other obligations, any of the foregoing of which if not complied with would or could reasonably be expected to result in a Material Adverse Change;

        (e) Payment of Taxes. The Corporation shall, and shall cause the Subsidiaries to, pay, withhold and remit all Taxes required by Applicable Laws;

        (f) Books and Records. The Corporation shall, and shall cause the Subsidiaries to, maintain adequate books, accounts and records in accordance with GAAP consistently applied;

        (g) Insurance. The Corporation shall, on a consolidated basis, maintain with responsible and reputable insurers, insurance in respect of its undertaking and property against such casualties and contingencies and in such types and in such amounts and with such deductibles and other provisions as are customarily maintained or caused to be maintained by Persons engaged in the same or similar businesses in the same jurisdictions under similar conditions;

        (h) Opta Documents. Not later than February 15, 2003, the Corporation shall cause to be delivered to the Purchaser, the Opta Documents in form and content satisfactory to the Purchaser. The Corporation shall give notice forthwith of any proposed sale or other disposition of the Opta Property; and

        (i) Notice of Default. The Corporation shall promptly notify the Debentureholders in writing of the occurrence of a "Default" as such term is defined in the Subordination and Priority Agreement dated as of December 4, 2002 among the Corporation, the Purchaser and the Bank, as such agreement may be amended, supplemented or restated from time to time, or any other occurrence which could, pursuant to such agreement, prevent the Corporation from making, or the Debentureholders from accepting and retaining, any payment of principal or interest to the Debentureholders as required hereunder.

6.2 Negative Covenants. So long as any Debentures are outstanding or the Corporation has any obligations hereunder, the Corporation covenants and agrees that, without the prior written consent of Debentureholders evidenced by Debentureholders Resolution, it will not:

        (a) declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital to its shareholders or make any distributions of assets to its shareholders;

        (b)  modify or supplement its articles or by-laws; and

        (c) make any loans or guarantee the obligations of any other person, firm or corporation, other than a Subsidiary.

                                    Article 7
                                    ---------
                                Events of Default

7.1 The occurrence of any of the following shall be an Event of Default hereunder:

        (a) the Corporation shall fail to pay any principal amount of the Debentures or interest thereon on the due date;

        (b) any representations or warranties set forth in Article 5 are incorrect in any material respect;

        (c) the Corporation shall fail to fulfill any of the covenants set forth in Article 4 or Article 6 or perform or observe any other terms, covenants or agreements contained herein on its part to be performed and any such failure shall remain unremedied for twenty-one (21) days after written notice shall have been given to the Corporation by Debentureholders Resolution;

        (d) the Corporation and/or any of its Subsidiaries shall fail to pay any debt or other interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument relating to such debt (other than in the event that the debt does not relate to monies borrowed and the Corporation is contesting its liability therefore in good faith); or any other default under any agreement or instrument relating to any such debt or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such debt; or any such debt shall be deemed to be due and payable or required to be prepaid prior to the statutory maturity thereof;

        (e) either the Corporation or any of the Subsidiaries is in violation of or in default with respect to, and any event has occurred which, with the lapse of time or action by a third party, would result in the violation of or a default with respect to any Material Contract;

        (f) the Corporation and/or any of the Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Corporation or any of the Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property which shall not be discharged within sixty (60) days of appointment; or the Corporation or any of the Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); and

        (g) any judgment or order for the payment of money shall be rendered against the Corporation and/or any of the Subsidiaries and either enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or there shall be any period of twenty-one (21) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

7.2 The Corporation shall send a written notice to the Debentureholders advising them of an Event of Default not later than the second (2nd) Business Day next following the occurrence thereof. If any Event of Default shall have occurred and be continuing and in the event that such default is not remedied within the five (5) following days, the Debentureholders may, by a Debentureholders Resolution delivered to the Corporation, declare the principal and interest of all Debentures then outstanding to be due and payable; in which event, anything herein to the contrary notwithstanding, the principal amount and accrued interest shall forthwith become immediately due and payable to the Debentureholders without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Corporation.

7.3 In the event that the principal and interest of all Debentures then outstanding becomes due and payable pursuant to section 7.2 but all or any portion of such amount is not paid or permitted to be paid for any reason or cause whatsoever, including as a result of the terms of the Subordination and Priority Agreement dated as of December 4, 2002 among the Corporation, the Purchaser and the Bank, as such agreement may be amended, supplemented or restated from time to time, the Debentureholders may, in addition to their other rights and recourses hereunder and at law, elect to convert all or any portion of the Debentures then outstanding into fully paid and non-assessable Shares at the Conversion Price and the provisions of Article 4 hereof shall apply.


                                    Article 8
                                    ---------
                                  Miscellaneous

8.1 Any notice, demand, request or other instrument which may be or is required to be given under this agreement shall be delivered in person or sent by registered mail, postage prepaid, and shall be addressed:

        (a)  if to the Corporation, at:

             2838 Highway 7
             Norval, Ontario
             L0P  1K0

             Attention: the Chief Financial Officer

             with a copy to:

             Dunnington, Bartholow & Miller
             666 Third Avenue
             New York, N.Y.
             U.S.A.           10017

             Attention: Mr. Robert T. Lincoln

        (b)  if to the Purchaser, at:

             c/o Mr. Steve Levin
             Davies Ward Phillips & Vineberg
             625 Madison Avenue
             12th Floor
             New York, N.Y.
             U.S.A.           10022

             with a copy to:

             Davies Ward Phillips & Vineberg
             1501 McGill College Avenue
             26th Floor
             Montreal, Quebec
             H3A  3N9

             Attention: Mr. Michael Vineberg

Any such notice, demand, request or consent shall be deemed to have been given or made on the day upon which such notice, demand, request or consent is received and any party may at any time give notice in writing in the manner aforesaid to the others of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices and other communications hereunder.

8.2 The Corporation shall reimburse to the Purchaser all of its costs and expenses with respect to the preparation and negotiation of the Documents including, without limitation, its professional fees.

8.3 The present agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed, shall be an original, but all such counterparts together shall constitute the present agreement.

8.4 All previous communications between the parties hereto, either verbal or written, relative to the subject matter of this agreement, are superseded hereby. No modification of this agreement shall be binding upon any party unless made in writing.

8.5 This agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario.

8.6 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.


                            [signatures on next page]

         IN WITNESS WHEREOF, the parties hereto have executed the present Debenture Purchase Agreement at the place hereinabove mentioned.

                                            STAKE TECHNOLOGY LTD.



                                            Per:   /s/ Jeremey N. Kendall
                                                   ------------------------
                                            Name:  Jeremy N. Kendall
                                            Title: Chief Executive Officer

                                            Per:   /s/ John Dietrich
                                                   -------------------------
                                            Name:  John Dietrich
                                            Title: Vice President


                                            CLARIDGE ISRAEL LLC



                                            Per:   /s/ Guy P. Lander
                                                   ------------------------
                                            Name:  Guy P. Lander
                                            Title: Manager

                                            Per:___________________________